Exhibit 1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THIS NOTE AND ALL PAYMENT OBLIGATIONS HEREUNDER ARE SUBORDINATE TO THE OBLIGATIONS OF THE COMPANY TO ANB BANK, AS AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG THE COMPANY, THE HOLDER, AND ANB BANK, PROVIDED THAT NO SUCH SUBORDINATION SHALL IMPAIR, LIMIT, OR OTHERWISE ADVERSELY AFFECT THE RIGHTS OF THE HOLDER TO CONVERSION AS SET FORTH HEREIN.

CONVERTIBLE SECURED PROMISSORY NOTE

$6,000,000.00	December 7, 2015 (the "Issue Date")
CPN-1	Denver, Colorado

For value received, MusclePharm Corporation, a Nevada corporation (the "Company") promises to pay to Ryan Drexler or his assigns (the "Holder") the principal sum of Six Million Dollars ($6,000,000.00), together with interest on the outstanding principal amount at the rate of eight percent (8%) per annum, provided that, upon and during the continuance of any Event of Default (as defined below), the rate of interest shall increase to ten percent (10%) per annum. Interest shall commence on the date hereof and shall continue and accrue daily at the applicable rate on the outstanding principal until paid in full or converted in accordance with this note (the "Note"). Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest shall be paid by the Company to the Holder in cash on the Maturity Date, provided that any interest not paid when due shall be capitalized and added to the principal amount of this Note and begin to bear interest on the applicable interest payment date along with all other unpaid principal, capitalized interest, and other capitalized obligations hereunder.

This Note is secured by a lien on and security interest in all of the assets and properties of the Company, as described in the Security Agreement of even date herewith by and between the Company and the Holder (the "Security Agreement").

This Note is subject to the following terms and conditions:

1.           Maturity.

(a)          Repayment.         Unless converted or repaid (as applicable) as provided in Sections l (b), 2 or 3, all outstanding principal and any accrued but unpaid interest under this Note (whether or not that interest has been capitalized) (the "Conversion Amount") shall be due and payable on January 15, 2017 (the "Maturity Date"). Notwithstanding the foregoing, at the option and upon the declaration of the Holder and upon written notice to the Company, the entire Conversion Amount shall become due and payable upon an Event of Default. An "Event of Default" shall occur if (i) the Company fails to pay any and all unpaid principal, accrued interest and all other amounts owing under the Note when due and payable pursuant to the terms of the Note, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of any depositary institution that is crediting by ACH or wiring such payment if Company had the funds to make the payment when due and makes the payment within two (2) business days following Company's knowledge of such failure to pay; (ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors; (iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty-five (45) days) under any bankruptcy statute or similar law now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or (iv) the Company breaches any other material term of this Note or the Security Agreement (unless, in the case of any curable material breach, such material breach is cured within thirty (30) days of the earlier of the date on which (x) Holder has given notice of such breach to Company and (y) Company has actual knowledge of such breach); provided, however, that all obligations under this Note, including without limitation all principal and all accrued and unpaid interest, shall be accelerated, and shall be immediately and automatically due and payable without any notice to the Company or other action, upon the occurrence of any Event of Default described in clauses (ii) or (iii) of this sentence.

(b)          Conversion. The Holder may at any time, in the sole discretion of the Holder, upon written notice to the Company, elect to convert the Conversion Amount into shares of the Company's Common Stock, $0.001 per share ("Common Stock"), at a price per share equal to Two Dollars and Thirty Cents ($2.30), rounded down to the nearest whole share.

(c)          Change of Control. The Company shall not enter into any agreement that would effect, and shall not effect, any Change of Control (as defined below) unless the Company has provided the Holder with at least fifteen (15) days' advance written notice of such Change of Control, including the anticipated consideration to be received by the holders of the Company's Common Stock, and has otherwise provided the Holder with a meaningful opportunity to exercise its conversion rights hereunder prior to the consummation of such Change of Control. The term "Change of Control" means (i) a sale of all or substantially all of the Company's assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, in each case pursuant to which stockholders of the Company prior to such merger, consolidation or other capital reorganization or business combination transaction own less than fifty percent (50%) of the voting interests in the surviving or resulting entity, or (iii) the consummation of a transaction, or series of related transactions, in which any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company's then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company's incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company's securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company's Board of Directors. An "Excluded Entity" means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation's or other entity's voting securities outstanding immediately after such transaction.

(d)          Restrictions on Additional Indebtedness and Liens and Subordination. The Company may not incur or suffer to exist any Indebtedness (as defined below) other than Permitted Indebtedness (as defined below) or any Lien (as defined below) other than Permitted Liens (as defined below). All obligations of the Company in respect of this Note shall be subordinated to any Permitted Senior Debt (as defined below) in accordance with the terms of a commercially reasonable subordination agreement by and among the Company, the holder of any Permitted Senior Debt, and the Holder (a "Permitted Senior Debt Subordination Agreement"). The Holder agrees to negotiate in good faith and execute a Permitted Senior Debt Subordination Agreement with the Company and any holder of Permitted Senior Debt.

(i)          "Indebtedness" shall mean any and all indebtedness for borrowed money; all obligations in respect of any deferred purchase price; all obligations in respect of capital leases; all reimbursement obligations in respect of letters of credit, surety bonds, and similar instruments; all obligations evidenced by notes, bonds, loan agreements, debentures, and similar instruments; and all guarantee obligations and contingent obligations in respect of any of the foregoing.

(ii)         "Permitted Indebtedness" shall mean (a) Permitted Senior Debt, (b) Indebtedness evidenced by this Note, (c) Indebtedness in respect of taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Company maintains adequate reserves therefor, (d) Indebtedness existing as of the date hereof and set forth on the schedule of Permitted Indebtedness attached hereto, (e) Indebtedness to trade creditors (including suppliers) incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards, (f) extensions, refinancings, repayment and renewals of the obligations under the Note and under any Permitted Indebtedness described in clause (d) above, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company, and (g) Subordinated Indebtedness incurred after the date of this Note and approved by a majority of the Board of Directors of the Company.

(iii)        "Subordinated Indebtedness" means secured and/or unsecured Indebtedness expressly subordinated to the obligations of the Company to the Holder hereunder and under the Security Agreement, including in payment and lien priority, on terms and conditions acceptable to Holder in its sole discretion.

(iv)        "Lien" shall mean any lien, claim, encumbrance or similar interest in or on any asset, including without limitation any security interest or mortgage.

(v)         "Permitted Lien" shall mean (a) Liens securing Permitted Senior Debt, (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that Company maintains adequate reserves therefor, (c) claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being properly contested and for which Company has established adequate reserves; (d) liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws; (e) liens on equipment (including capital leases) to secure purchase money Indebtedness existing as of the date hereof and set forth on the schedule of Permitted Indebtedness attached hereto, or any permitted refinancing thereof, so long as such security interests do not apply to any property of Company other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment, and provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed, or refinanced (as may have been reduced by any payment thereon) does not increase.

(vi)        "Permitted Senior Debt" shall mean Indebtedness to ANB Bank (or any assignee) and extensions, refinancings, and renewals thereof, in a principal amount up to the principal amount of such Indebtedness outstanding as of the date hereof, together with any interest, fees, charges, or other amounts owing in respect thereof pursuant to the loan documents governing such Indebtedness as in effect on the date hereof.

2.           Mechanics and Effect of Conversion.

(a)          Effectiveness of Conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including without limitation the obligation to pay such portion of the principal amount and accrued interest. Any interest accrued on this Note that is not simultaneously converted into such equity securities by reason of such conversion shall be repaid upon demand by the Holder. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(b)          Issuance of Certificates. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.

(c)          Fractional Shares. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

3.           Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to any fees and expenses due and payable hereunder, then to the accrued interest then due and payable hereunder, and then the remainder shall be applied to principal. The Company may prepay this Note in whole or in part at any time following at least fifteen (15) and no more than sixty (60) days' advance written notice to the Holder, provided that the Holder shall retain all rights of conversion until the date of repayment, notwithstanding the pendency of any prepayment notice.

4.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5.           Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Holder shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6.           Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address or fax number as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company's books and records.

7.           Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance herewith shall be binding upon the Company, the Holder, and each transferee of this Note.

8.           Entire Agreement. This Note, together with the Security Agreement and the ANB Bank Subordination Agreement (as defined in the Security Agreement), constitutes the entire agreement between the Company and the Holder pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Company and the Holder are expressly canceled.

9.           Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

10.         Action to Collect on Note. The Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with the collection or enforcement of this Note or any obligation hereunder, including without limitation during or in the context of any bankruptcy, receivership, trusteeship, reorganization, or insolvency proceeding or other proceeding under any other law for the relief of, or relating to, debtors, now or hereafter in effect, and all such amounts shall be payable on demand (or, if the Holder is prevented by applicable law from making demand, as and when incurred by the Holder) and, if not paid when due, shall be capitalized and become part of the principal amount of this Note, and interest shall accrue thereon as set forth for other principal amounts under this Note.

11.         Board Designees. The Holder shall have the right to designate two (2) members of the Board of Directors of the Company, which shall be in addition to the existing number of members of the Board of Directors of the Company prior to the date hereof. The Company covenants and agrees to take any and all actions necessary to permit the Holder to exercise this right including by amending any such existing documents as may be necessary to increase the size of the Board of Directors.

12.         Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

13.         Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

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IN WITNESS WHEREOF, the Company has caused this Convertible Secured Promissory Note to be executed as of the date first above written.

MusclePharm Corporation

By:	/s/ Brad Pyatt
Name: Brad Pyatt
Title: Chief Executive Officer

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